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                                         Registration No. 333-59453
                                                     Rule 424(b)(2)

PRICING SUPPLEMENT No. 31 Dated October 22, 1999   (To Prospectus
dated July 28, 1998)

                         $5,000,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $20,000,000

Price to Public:    100%                Proceeds to HFC:  99.917%

Issue Date: October  27,  1999   Stated Maturity: October 28, 2002

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on October 26, 1999

Interest Rate Basis:     Federal Funds Rate.

Spread or Spread Multiplier:  Plus .56%  (+ 56 basis points)

Interest Payment Dates:  On the 28th of January, April,  July  and
     October of each year, commencing January 28, 2000, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Determination Date: On the Business Day prior to each Interest Reset Date.

Interest Reset Date: On each Business Day, except that the Interest Rate in effect for the two Business
     Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Index Maturity:  Daily.

Agent:    Morgan Stanley Dean Witter

Agent's Discount or Commission:    .083%

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